Exhibit 99.1
For More Information Contact:

Investors:	Media:
Ingram Micro Inc.	Ingram Micro Inc.
Ria Marie Carlson (714) 382-4400	Marie Connell (714) 382-2009
ria.carlson@ingrammicro.com	marie.connell@ingrammicro.com

Kay Leyba (714) 382-4175	Rekha Parthasarathy (714) 382-1319
kay.leyba@ingrammicro.com	rekha@ingrammicro.com

INGRAM MICRO REPORTS THIRD QUARTER 2008 RESULTS

Balance Sheet Maintains Strength
Quarter-end Cash Exceeds Debt in Difficult Economic Environment
Gross Margin Remains Solid

SANTA ANA, Calif., Oct. 23, 2008 — Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor, today announced financial results for the third quarter of 2008, which ended Sept. 27, 2008.

Worldwide sales for the third quarter were $8.28 billion, a four-percent decrease from the $8.61 billion posted in the year-ago period.  The translation impact of the relatively stronger foreign currencies had an approximate three-percentage-point positive effect on comparisons to the prior year.

Third-quarter net income was $46.4 million, or $0.27 per diluted share, which includes costs of $0.02 per diluted share, related to expense-reduction programs in North America and Europe.  Net income was $72.4 million, or $0.41 per diluted share, in the prior-year period.

“We continue to manage well in challenging global economies,” said Gregory M. Spierkel, chief executive officer, Ingram Micro Inc.  “Our proactive steps to walk away from unprofitable business and recover freight costs -- combined with softening demand in our three largest regions -- had a negative impact on worldwide sales growth.  However, these actions helped us maintain a solid gross margin and prepare for a stronger, more profitable future.  Working capital was managed well, given the environment, with an improvement to the cash-conversion cycle compared to a year ago.  Cash-on-hand was at a four-year high, exceeding debt by $349 million, which provides a steady foundation for these uncertain economic times.  At the same time, we deployed $35 million in cash to repurchase shares, viewing our company as a worthwhile investment.”

Ingram Micro Reports Third Quarter 2008 Results

Additional Third-Quarter Highlights

For more detail regarding the results outlined below, please refer to the financial statements and schedules attached to this news release or visit www.ingrammicro.com.

Regional Sales

o
North American sales were $3.59 billion (43 percent of total revenues), an increase of 2 percent versus the $3.50 billion reported in the year-ago quarter.  The sales increase was driven primarily by modest growth in the classic distribution business, as well as continued strength in the fee-for-service and data capture and point-of-sale units.

o
Europe, Middle East and Africa (EMEA) sales were $2.57 billion (31 percent of total revenues), a decrease of 10 percent versus the $2.86 billion in the year-ago period.  The translation impact of the relatively stronger European currencies had an approximate seven-percentage-point positive impact on comparisons to the prior year.  Soft demand for technology products, deliberate actions to exit or turn away unprofitable business, and market reaction to the company’s freight recovery efforts had a negative impact on sales.

o
Asia-Pacific sales were $1.70 billion (21 percent of total revenues), a decrease of 8 percent versus the $1.86 billion reported in the year-ago quarter.  The translation impact of regional currencies did not have a material impact on comparisons to the prior year.  The sales decline was attributable to softer demand in the region’s three largest countries combined with proactive efforts to exit or turn away unprofitable business.

o
Latin American sales were $430 million (5 percent of total revenues), an increase of 13 percent versus the $382 million reported in the year-ago quarter.  Demand in the region remained relatively strong during the quarter.

Gross Margin

Gross margin in the third quarter was 5.47 percent, a decrease of five basis points versus the prior-year quarter but within a stable historical range.  The relative stability of the gross margin in a more competitive environment is due to balanced pricing discipline, a greater bias toward profitability, and continued growth in the higher-margin fee-for-services business.

Operating Expenses

Total operating expenses were $380.4 million or 4.59 percent of revenues, which includes $4.1 million (0.05 percent of revenues) in expense-reduction program costs, as noted above.  Operating expenses in the year-ago quarter were $364.0 million or 4.23 percent of revenues.  The year-over-year increase in operating expenses is primarily attributable to investments in strategic initiatives and system enhancements, the translation impact of foreign currencies, and additional labor related to the company’s growing fee-for-service business, partially offset by lower stock-based incentive compensation as noted in the operating income section below. In addition, expense-reduction efforts are lagging the pace of the sales decline, negatively impacting expenses as a percent of revenues for the quarter.

Ingram Micro Reports Third Quarter 2008 Results

Operating Income

Worldwide operating income was $72.5 million, or 0.87 percent of revenues, which includes $4.1 million (0.05 percent of revenues) in expense-reduction program costs noted above.  In the year-ago quarter, operating income was $111.0 million or 1.29 percent of revenues.

o
North American operating income was $45.5 million, or 1.27 percent of revenues, which includes $0.7 million (0.02 percent of revenues) in expense-reduction program costs.  In the year-ago quarter, operating income was $55.4 million, or 1.58 percent of revenues.  The softer demand environment, along with more competitive pricing and expenses related to strategic initiatives, dampened operating income.

o
EMEA posted an operating loss of $4.7 million, or 0.18 percent of revenues, which includes $3.1 million (0.12 percent of revenues) in expense-reduction program costs.  In the year-ago quarter, operating income was $29.0 million, or 1.01 percent of revenues.  The weaker operating result was primarily attributable to declining sales and the related reduction in volume-based rebates, more competitive pricing and expenses that are not yet aligned with the current sales environment.  The company believes the misalignment of expenses is temporary, as further cost-reduction activities are currently under way.

o
Asia-Pacific operating income was $25.3 million, or 1.49 percent of revenues, which includes $0.3 million (0.02 percent of revenues) in expense-reduction program costs.  In the year-ago quarter, operating income was $30.6 million, or 1.65 percent of revenues.  Proactive expense reductions, as well as exits of low-margin business, helped the region maintain solid operating margins in a declining sales environment.

o	Latin American operating income increased more than 50 percent to $6.6 million, or 1.54 percent of revenues, versus $4.4 million, or 1.15 percent of revenues in the year-ago quarter.

o
Stock-based compensation expense, which amounted to $0.3 million in the current quarter and $8.4 million in the prior-year quarter, is presented as a separate reconciling amount in the company’s segment reporting in both periods.  As such, these expenses are not included in the regional operating results, but are included in the worldwide operating results.  The year-over-year decrease in stock-based compensation is due to a reduction in the accrual for long-term incentive-based compensation programs tied to performance-based restricted stock units.

Ingram Micro Reports Third Quarter 2008 Results

▪	Other expenses for the quarter were $12.2 million, compared to $12.5 million in the year-ago period.

▪
The effective tax rate for the quarter was 23 percent, compared to an effective tax rate of 26.5 percent in the year-ago quarter.  The decrease in effective tax rate in the current quarter was primarily a function of the company’s mix of profits across different tax jurisdictions.

▪	Total depreciation and amortization was $17.4 million.

▪	Capital expenditures were $18.4 million.

Balance Sheet

▪	The cash balance at the end of the quarter was $807 million, an increase of $227 million versus the end of the third and fourth quarters of 2007.

▪
Total debt was $458 million, a decrease of $167 million and $65 million versus the end of the third and fourth quarters of 2007, respectively.  Debt-to-capitalization was 12 percent, compared with 16 percent a year ago and 13 percent at the end of 2007.

▪
The company purchased 2.0 million shares during the third quarter of 2008, for an aggregate amount of $34.8 million; an additional 3.1 million shares were purchased for $43.4 million since the end of the third quarter through October 22, 2008.  Since the inception of the program in November 2007 through October 22, 2008, the company has purchased 14.5 million shares for an aggregate amount of $237.6 million.

▪	Inventory was $2.53 billion or 29 days on hand compared with $2.73 billion or 30 days at the end of the year-ago quarter and $2.77 billion or 27 days at the end of 2007.

▪	Working capital days were 23, a one-day improvement versus the end of the year-ago quarter and an increase of one day compared to year-end 2007.

“Our strong balance sheet remains a bright spot,” said William D. Humes, executive vice president and chief financial officer, Ingram Micro Inc.  “We’ve done a good job of managing inventory and receivables in line with the current demand and financial environments.  Our conservative stance on capital management, as well as our diversified portfolio of capital resources, are serving as reliable financial shields in the tighter credit markets.  We’re able to adequately fund the needs of the business while providing valuable credit for our customers, employing a disciplined approach to account management and credit worthiness.”

Ingram Micro Reports Third Quarter 2008 Results

Nine-Month Period

For the nine months ended Sept. 27, 2008, worldwide sales were $25.68 billion, a three-percent increase over the $25.04 billion reported a year ago, to which the translation impact of stronger foreign currencies had an approximate five-percent positive impact.  Regional sales were $10.40 billion for North America (a three-percent increase versus the prior-year period); $8.59 billion for Europe, (a decrease of 1 percent, to which the translation impact of stronger European currencies had an approximate ten-percentage-point positive effect on comparisons to the prior year); $5.42 billion for Asia-Pacific (an increase of 4 percent, to which the translation impact of relatively stronger regional currencies had an approximate five-percent positive impact); and $1.28 billion for Latin America (an increase of 19 percent).

Worldwide operating income for the nine-month period was $265.0 million, or 1.03 percent of revenues, which included expense-reduction program costs of $11.8 million (approximately 0.05 percent of revenues).  In the year-ago period, operating income was $270.4 million, or 1.08 percent of revenues, which included the first-quarter Brazilian commercial tax charge of approximately $33.8 million (approximately 0.13 percent of revenues) and the second-quarter charge of $15 million (approximately 0.06 percent of revenues) related to the United States Securities and Exchange Commission (SEC) matter, both of which were previously disclosed.

Nine-month net income was $169.4 million, or $0.99 per diluted share, which included expense-reduction program costs of $0.05 per diluted share.  In the year-ago period, net income was $161.8 million, or $0.92 per diluted share, which included the first-quarter charge for commercial taxes in Brazil of $33.8 million after tax or $0.19 per diluted share, and the second-quarter charge for the SEC matter of $9.2 million after tax or $0.05 per diluted share, both of which were previously disclosed.  These charges totaled $43.0 million after tax or $0.24 per diluted share for the prior year’s nine-month period.

Outlook

“We believe that the softer global economy will continue well into next year, which will dampen the demand for technology products and services,” said Spierkel.  “We will continue to pursue optimization actions that will create a stronger, more agile company for the future, but these efforts may have a negative impact on sales in the near term.  In light of the current unpredictability of the global markets, we have decided to discontinue our issuance of specific, financial quarterly guidance.”

While the company does not plan to submit a numeric range of sales and earnings on a quarterly basis, the following qualitative commentary is provided to assist in developing a view of the company’s future performance:

•
Sales.  Softening demand due to global macroeconomic forces is expected to have a negative impact on sales growth into 2009.  Sales will also be affected by the company’s deliberate actions to improve profitability, including: exiting underperforming business, such as some retail accounts in the United States, Europe and China; avoiding unprofitable sales opportunities; and efforts to recover freight costs.

Ingram Micro Reports Third Quarter 2008 Results

•
Gross Margin.  Efforts to improve profitability are expected to stabilize the gross margin, despite the competitive pricing environment.  The company intends to maintain the stability of global gross margins at approximately 5.4 percent, as it has done for the previous six years, although fluctuations may occur from quarter-to-quarter.

•
Operating Expenses. The company will continue to pursue expense-reduction actions while investing in initiatives to improve future performance.  The current expense–reduction program is expected to achieve $18 million to $24 million in annualized savings with the full run-rate of savings achieved in the first quarter of 2009; additional actions are expected.  The company’s strategic initiatives – such as organic expansions into services and enterprise solutions, system enhancements, and acquisitions in adjacent categories – may require higher expenses than the classic distribution business.

•	Working Capital. The company remains focused on achieving superior working capital management, and continues to strive toward working capital days in the range of 22 to 26.

“Looking beyond the current environment, I am optimistic about our long-term future,” said Spierkel.  “The tough choices we’re making today will result in greater profitability and improved shareholder returns. This is a strong, profitable company led by a seasoned management team with a proven track record of overcoming difficult markets.  I’m confident that we will emerge from this global downturn stronger than ever.”

Conference Call and Webcast

Additional information about Ingram Micro’s financial results will be presented in a conference call with presentation slides today at 5 p.m. EDT.  To listen to the conference call Web cast and view the accompanying presentation slides, visit the company’s Web site at www.ingrammicro.com (Investor Relations section).  The conference call is also accessible by telephone at (888) 455-0750 (toll-free within the United States and Canada) or (210) 839-8501 (other countries).

The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (800) 678-3180 or (402) 220-3063 outside the United States and Canada.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements, including but not limited to statements about economic conditions, capital resources, cost reduction actions, revenues, operating income, margins, expenses, integration costs, operating efficiencies, profitability, market share and rates of return, are based on current management expectations. Certain risks may cause such expectations to not be achieved and, in turn, may have a material adverse effect on Ingram Micro's business, financial condition and results of operations. Ingram Micro disclaims any duty to update any

Ingram Micro Reports Third Quarter 2008 Results

forward-looking statements.  Important risk factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, without limitation: (1) difficult conditions in the global economy in general have affected our business and results of operations and these conditions are not expected to improve in the near future and may worsen; (2) changes in our credit rating or other market factors such as continued adverse capital and credit market conditions may significantly affect our ability to meet liquidity needs through reduced access to capital, or it may increase our cost of borrowing; (3) a failure to adequately adapt to economic and industry changes and to manage prolonged contractions could negatively impact our future operating results and we may not achieve the objectives of our process improvement efforts or be able to adequately adjust our cost structure in a timely fashion to remain competitive, which may cause our profitability to suffer; (4) prolonged worldwide economic downturn may further intensify competition, regionally and internationally, which may adversely affect our market share and may lead to reduced prices, shorter payment terms with vendors, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages, all of which could adversely affect our results of operations, financial condition and cash flows; (5) our gross margins are low, which magnifies the impact of operating costs on our operating results; (6) we may experience loss of business from one or more significant customers and an increased risk of credit loss as a result of reseller customers' businesses being negatively impacted by dramatic changes in the economy and the industry -- increased credit losses, if any, may not be covered by credit insurance or we may not be able to obtain credit insurance at reasonable rates or at all, which could exacerbate the impact of credit losses; (7) significant changes in supplier terms, such as higher thresholds on sales volume before distributors may qualify for discounts and/or rebates, the overall reduction in the amount of incentives available, reduction or termination of price protection, return levels, or other inventory management programs, or reductions in payment terms or trade credit, or vendor-supported credit programs, may adversely impact our results of operations or financial condition; (8) if our business does not perform well, we may be required to recognize an impairment of our goodwill or other long-lived assets or to establish a valuation allowance against our deferred income tax assets, which could adversely affect our results of operations or financial condition; (9) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, and other related risks of our international operations may adversely impact our operations in that country or globally; (10) a failure to attract new sources of profitable business from expansion of products or services or risks associated with entry into new markets, including geographies, products and services, could negatively impact our future operating results; (11) integration of acquired businesses and similar transactions involve various risks and difficulties -- our operations may be adversely impacted by an acquisition that (i) is not suited for us, (ii) is improperly executed, or (iii) substantially increases our debt; (12) an interruption or failure of or disruptions due to changes to our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information and may adversely impact our results of operations;  (13) termination of a supply or services agreement with a major supplier or product supply shortages may adversely impact our results of operations; (14) changes in, or interpretations of, tax rules and regulations may adversely affect our effective tax rates or we may be required to pay additional tax assessments; (15) we cannot predict with certainty the outcome of the SEC’s inquiry or assessments by Brazilian taxing authorities as well as other litigation matters and contingencies that we may be involved with from time to time; (16) rapid product improvement and technological change resulting in inventory obsolescence or changes in demand may result in a decline in value of a portion of our inventory; (17) future terrorist or military actions could result in disruption to our operations or loss of assets, in certain markets or globally; (18) the loss of a key executive officer or other key employees, or changes affecting the work force such as government regulations, collective bargaining agreements or the limited availability of qualified personnel, could disrupt operations or increase our cost structure; (19) future periodic assessments required by current or new accounting standards may result in additional non-cash charges and/or changes in presentation or disclosure; (20) seasonal variations in the demand for products and services, as well as the introduction of new products, may cause variations in our quarterly results; and (21) the failure of certain shipping companies to deliver product to us, or from us to our customers, may adversely impact our results of operations.

Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro's results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Item 1A Risk Factors of Ingram Micro's Annual Report on Form 10-K for the year ended December 29, 2007; other risks or uncertainties may be detailed from time to time in Ingram Micro's future SEC filings.

About Ingram Micro Inc.

As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services, and product aggregation and distribution.  The company serves more than 150 countries and is the only global broadline IT distributor with operations in Asia.  Visit www.ingrammicro.com.

Ingram Micro Reports Third Quarter 2008 Results

# # #

© 2008 Ingram Micro Inc.  All rights reserved.  Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

Ingram Micro Inc.
Consolidated Balance Sheet
(Dollars in 000s)
(Unaudited)

	September 27,	December 29,
	2008	2007

ASSETS
Current assets:
Cash	$807,238	$579,626
Trade accounts receivable, net	3,290,346	4,054,824
Inventories	2,531,545	2,766,148
Other current assets	434,616	520,069

Total current assets	7,063,745	7,920,667

Property and equipment, net	184,138	181,416
Goodwill	744,824	733,481
Other assets	127,745	139,437

Total assets	$8,120,452	$8,975,001

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,693,305	$4,349,700
Accrued expenses	479,581	602,295
Current maturities of long-term debt	98,199	135,616

Total current liabilities	4,271,085	5,087,611

Long-term debt, less current maturities	359,400	387,500
Other liabilities	68,680	72,948

Total liabilities	4,699,165	5,548,059

Stockholders' equity	3,421,287	3,426,942

Total liabilities and stockholders' equity	$8,120,452	$8,975,001

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	September 27, 2008		September 29, 2007

Net sales	$8,283,703		$8,607,877

Cost of sales	7,830,847		8,132,940
Gross profit	452,856		474,937

Operating expenses:
Selling, general and administrative	376,784	(a)	364,136
Reorganization costs (credits)	3,614	(a)	(176)
	380,398		363,960

Income from operations	72,458		110,977

Interest and other	12,168		12,461

Income before income taxes	60,290		98,516

Provision for income taxes	13,916		26,106

Net income	$46,374		$72,410

Diluted earnings per share:
Net income	$0.27		$0.41

Diluted weighted average
shares outstanding	169,340,081		177,533,621

(a) See related footnote on the succeeding schedule of supplementary information for the thirteen weeks ended September 27, 2008 and September 29, 2007.

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Thirty-nine Weeks Ended
	September 27, 2008		September 29, 2007

Net sales	$25,677,635		$25,039,652

Cost of sales	24,251,850		23,713,128	(a)
Gross profit	1,425,785		1,326,524

Operating expenses:
Selling, general and administrative	1,150,585	(a)	1,057,232	(a)
Reorganization costs (credits)	10,227	(a)	(1,091)
	1,160,812		1,056,141

Income from operations	264,973		270,383

Interest and other	35,646		43,003

Income before income taxes	229,327		227,380

Provision for income taxes	59,963		65,590

Net income	$169,364		$161,790

Diluted earnings per share:
Net income	$0.99		$0.92

Diluted weighted average
shares outstanding	171,261,980		176,473,420

(a)  See related footnote on the succeeding schedule of supplementary information for the thirty-nine weeks ended September 27, 2008 and September 29, 2007.

Ingram Micro Inc.
Supplementary Information
Income from Operations
(Dollars in 000s)
(Unaudited)

	Thirteen Weeks Ended September 27, 2008
		Operating		Operating
	Net Sales	Income (Loss)		Margin (Loss)

North America	$3,586,467	$45,525	(a)	1.27%
EMEA	2,567,126	(4,689)	(a)	(0.18%)
Asia-Pacific	1,699,842	25,346	(a)	1.49%
Latin America	430,268	6,607		1.54%
Reconciling amount (stock-based compensation
under SFAS 123R)	-	(331)		-

Consolidated Total	$8,283,703	$72,458	(a)	0.87%

	Thirteen Weeks Ended September 29, 2007
		Operating		Operating
	Net Sales	Income		Margin

North America	$3,504,591	$55,382		1.58%
EMEA	2,864,312	28,990		1.01%
Asia-Pacific	1,857,303	30,649		1.65%
Latin America	381,671	4,371		1.15%
Reconciling amount (stock-based compensation
under SFAS 123R)	-	(8,415)		-

Consolidated Total	$8,607,877	$110,977		1.29%

(a)   Income from operations included charges of $4,064 (0.05% of consolidated net sales) comprised of the following:
(1) reorganization charges of $680 in North America (0.02% of North America net sales) for severance associated with the Company's targeted reduction of administrative and back-office positions and for contract terminations in North America, (2) charges of $3,107 in EMEA (0.12% of EMEA net sales) which included reorganization costs of $2,657 related to employee termination benefits for workforce reductions associated with restructuring the regional headquarters in EMEA, and consulting and other costs totaling $450 associated with the restructuring charged to selling, general and administrative expenses, and (3) reorganization costs of $277 in Asia-Pacific (0.02% of Asia-Pacific net sales) for headcount reductions in China.

Ingram Micro Inc.
Supplementary Information
Income from Operations
(Dollars in 000s)
(Unaudited)

	Thirty-nine Weeks Ended September 27, 2008
		Operating		Operating
	Net Sales	Income		Margin

North America	$10,395,631	$130,495	(a)	1.26%
EMEA	8,588,704	37,759	(a)	0.44%
Asia-Pacific	5,417,415	90,586	(a)	1.67%
Latin America	1,275,885	21,662		1.70%
Reconciling amount (stock-based compensation
under SFAS 123R)	-	(15,529)		-

Consolidated Total	$25,677,635	$264,973	(a)	1.03%

	Thirty-nine Weeks Ended September 29, 2007
		Operating		Operating
	Net Sales	Income (Loss)		Margin (Loss)

North America	$10,089,526	$150,941	(b)	1.50%
EMEA	8,688,475	86,868		1.00%
Asia-Pacific	5,190,594	81,379		1.57%
Latin America	1,071,057	(20,493)	(c)	(1.91%)
Reconciling amount (stock-based compensation
under SFAS 123R)	-	(28,312)		-

Consolidated Total	$25,039,652	$270,383	(b)(c)	1.08%

(a)   Income from operations included net charges of $11,771 (0.05% of consolidated net sales) comprised of the following:
(1) net charges of $1,557 in North America (0.01% of North America net sales) which included reorganization costs of $2,087 primarily for severance associated with the Company's targeted reduction of administrative and back-office positions in North America and a credit adjustment of $530 for lower than expected costs to settle lease obligations related to previous actions, (2) charges of $9,937 in EMEA (0.12% of EMEA net sales) which included reorganization costs of $8,393 related to employee termination benefits for workforce reductions associated with restructuring the regional headquarters in EMEA, and consulting and other costs totaling $1,544 associated with the restructuring charged to selling, general and administrative expenses, and (3) reorganization costs of $277 in Asia-Pacific (0.01% of Asia-Pacific net sales) for headcount reductions in China.

(b)   The income from operations recorded in North America for the thirty-nine weeks ended September 29, 2007 includes a reserve for estimated losses of $15,000 associated with the SEC matter regarding certain transactions with McAfee, Inc. (formerly NAI) from 1998 through 2000 (0.15% of North America net sales and 0.06% of consolidated net sales).

(c)  The loss from operations recorded in Latin America for the thirty-nine weeks ended September 29, 2007 includes a commercial tax charge of $33,754 in Brazil (3.15% of Latin America net sales and 0.13% of consolidated net sales).